UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 2

To

FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

EMPIRE POST MEDIA, INC.

(Exact Name of the Registrant as Specified in its Charter)

Nevada	27-1122308
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

21555 Burbank Blvd., Unit 45

(Address of Principal Executive Offices and Zip Code)

747-242-1392

(Registrant’s Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock, Par Value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

This Amendment No. 2 to Empire Post Media, Inc’s (the “Company”) Registration Statement on Form 10 originally filed on July 10, 2018 and amended on September 19, 2018 (as amended, the “Registration Statement”) is being filed for the purpose of correcting the auditor’s report on page F-2 of the Registration Statement to reflect that the auditors have served as the Company’s auditors since “2018” instead of “2017”. The corrected auditor’s report is set forth herein on page F-2. Other than as set forth in this Amendment No. 2, the information contained in Amendment No. 1 to the Registration Statement, filed on September 19, 2018, remains unchanged.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

EMPIRE POST MEDIA, INC.

Date: October 3 , 2018	By:	/s/ Peter Dunn

EMPIRE POST MEDIA, INC.

FINANCIAL STATEMENTS

TABLE OF C O N T E N T S

AUDITED FINANCIAL STATEMENTS

FOR THE YEARS ENDED NOVEMBER 30, 2017 AND 2016

TABLE OF CONTENTS	F-1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

F-1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors & Shareholders

Empire Post Media, Inc.

Opinion on the Financial Statements

We have audited the accompanying restated balance sheets of Empire Post Media, Inc. as of November 30, 2017 and 2016 and the related restated statements of operations, changes in stockholder’s deficit, cash flows, and the related notes (collectively referred to as “financial statements”) for the periods then ended. In our opinion, the financial statements present fairly, in all material respects, the restated financial position of the Company as of November 30, 2017 and 2016 and the restated results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #1 to the financial statements, although the Company has limited operations it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

We have served as the Company’s auditor since 201 8 .

Seattle, Washington

June 22, 2018, except for restatement and Note 4 which are September 16, 2018 .

F-2

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Empire Post Media, Inc.

We consent to the use of our report dated June 22, 2018 and subsequently September 16, 2018 for the restatement with respect to the restated financial statements of Empire Post Media, Inc. as of November 30, 2017 and 2016 and the related restated statements of operations, shareholders’ deficit and cash flows for the periods then ended. We also consent to the reference to our firm under the caption “Experts” in the Form 10/A.

Michael Gillespie & Associates, PLLC

Seattle, Washington

October 3, 2018

/S/ Michael Gillespie & Associates, PLLC